   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1999
                                                    REGISTRATION NO. ___-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                               BIKERS DREAM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                                             33-0140149
(STATE OR OTHER JURISDICTION OF                                (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

                              11631 STERLING AVENUE
                           RIVERSIDE, CALIFORNIA 92503
                                 (909) 343-1883

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   MR. HERM ROSENMAN, CHIEF EXECUTIVE OFFICER
                              11631 STERLING AVENUE
                           RIVERSIDE, CALIFORNIA 92503
                                 (909) 343-1883

           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                           --------------------------

                          COPIES OF COMMUNICATIONS TO:
                           HOWARD J. UNTERBERGER, ESQ.
                           CHRISTINA LYCOYANNIS, ESQ.
                                MILLER & HOLGUIN
                      1801 CENTURY PARK EAST, SEVENTH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 556-1990

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

   IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                                       CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                          PROPOSED                PROPOSED
                                                          MAXIMUM                 MAXIMUM              AMOUNT OF
TITLE OF EACH CLASS OF         AMOUNT                     OFFERING PRICE          AGGREGATE            REGISTRATION
SECURITIES TO BE REGISTERED    TO BE REGISTERED           PER UNIT                OFFERING PRICE       FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, no par value     3,330,601 shares(1)        $3.64065(2)             $12,125,552.53       $3,370.90

===================================================================================================================


(1) Of this total, 272,499 shares are issuable upon exercise of Series E Warrants, 343,750 shares are issuable upon exercise of Series F Warrants, 457,500 shares are issuable upon exercise of warrants issued by the Company to an institutional lender, 914,640 shares are issuable upon conversion of Series D Preferred Stock and 60,000 shares are issuable upon exercise of warrants issued in connection with the Series D Preferred Stock. Also registered hereunder are an indeterminate number of additional shares of Common Stock which may become issuable by virtue of anti-dilution provisions of warrants and preferred stock.

(2) Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's Common Stock as reported by Nasdaq for February 9, 1999, which date is within 5 business days prior to the initial filing date of this Registration Statement.




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS


                  DATED FEBRUARY 11, 1999 SUBJECT TO COMPLETION



                               BIKERS DREAM, INC.
                        3,330,601 SHARES OF COMMON STOCK


     Shareholders of Bikers Dream, Inc. (sometimes referred to in this Prospectus as "Bikers Dream" or the "Company") named under the caption "Selling Shareholders," from time to time, may offer and sell up to 3,330,601 shares of Bikers Dream no par value common stock ("Common Stock"). The Selling Shareholders acquired their shares from Bikers Dream previously or will acquire such shares upon the exercise of warrants, or upon the conversion of convertible preferred stock ("Preferred Stock").

     The Selling Shareholders may, from time to time, offer their shares through public or private transactions at prevailing market prices or privately negotiated prices.

     The Company's Common Stock is traded on the Nasdaq SmallCap Market System ("Nasdaq") under the symbol BIKR. On February 8, 1999, the last reported sale price of the Company's Common Stock on Nasdaq was $3.7188.


                           --------------------------


       ANINVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE
         THESE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.
               PLEASE SEE THE RISK FACTORS BEGINNING ON PAGE 2 TO
          READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING
                            SHARES OF COMMON STOCK.

                             ----------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


                The date of this Prospectus is ____________, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to "incorporate by reference" the information we file with them. This Prospectus incorporates important business and financial information about Bikers Dream which is not included in or delivered with this Prospectus. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents:

        - our Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed on April 16, 1998 and amended by Form 10-KSB/A filed on April 16, 1998;

        - our Quarterly Report on Form 10-QSB for the period ended March 31, 1998, as filed on May 15, 1998;

        - our Quarterly Report on Form 10-QSB for the period ended June 30, 1998, as filed on July 29, 1998;

        - our Quarterly Report on Form 10-QSB for the period ended September 30, 1998, as filed on November 23, 1998;

        -       our current report on Form 8-K filed on February 10, 1999;

        - our Proxy Statement filed on July 8, 1998 in connection with Bikers Dream's Annual Meeting of Stockholders on July 31, 1998;

        -       the description of our class of Common Stock as set forth under
                Item 1 of our Form 8-A registration statement filed on March 17, 1987 and under "Description of Securities" in our Form S-18 registration statement No. 33-9879-LA filed on October 30, 1986, together with the following updating information: (i) footnote 8 to the Consolidated Financial Statements in our Quarterly Report on Form 10-QSB for the period ended September 30, 1996; (ii) paragraph one of Item 2, Part II ("Changes in Securities"), of our Quarterly Report on Form 10-QSB for the period ended September 30, 1997; and (iii) footnote 11 to the Consolidated Financial Statements our Quarterly Report on Form 10-QSB for the period ended March 31, 1998; and

        - future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by the Selling Shareholders have been sold.

     You may obtain a copy of these filings, without charge, by writing or calling us at:

                                Bikers Dream, Inc
                              11631 Sterling Avenue
                           Riverside, California 92503
                          Attention: Mr. Herm Rosenman
                                 (909) 343-1883

     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

     You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or the documents incorporated by reference is accurate as of any date other than on the front of those documents.

                             ----------------------

                                TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
Where You Can Find More Information......................................   ii

The Company..............................................................    2

Risk Factors.............................................................    2

Resales by Selling Shareholders..........................................    7

Plan of Distribution.....................................................   12

Legal Matters............................................................   13

Experts..................................................................   13


                     NOTICE ABOUT FORWARD-LOOKING STATEMENTS

         To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the risk factors described in the Prospectus beginning on page 2. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in, and incorporated by reference in, this Prospectus.

                                   THE COMPANY

         Bikers Dream is a manufacturer, distributor and retailer of quality-built, American heavyweight cruiser motorcycles. Our principal executive offices are located at 11631 Sterling Avenue, Riverside, California 92503, and our telephone number is (909) 343-1883.

                                  RISK FACTORS

         An investment in shares of the Company's Common Stock involves a high degree of risk. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this Prospectus before deciding to invest.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICITS

         The Company has a history of operating losses and accumulated deficits. Although the Company had net operating income of $162,000 for the nine months ended September 30, 1998, the Company had net losses of approximately $5.1 million and $4 million for its fiscal years ended December 31, 1997 and 1996, respectively. As of September 30, 1998, the Company's accumulated deficit was approximately $11.8 million. The Company may not be able to achieve or maintain profitability in the future. The Company's ability to improve its profitability in future periods will depend upon the Company's ability to continue to expand its dealer network and to increase its manufacturing capability on a cost-effective basis.

UNCERTAINTIES ASSOCIATED WITH THE COMPANY'S MANUFACTURING OPERATIONS

         In the nine months ended September 30, 1998, the Company derived approximately 59% of its total revenues from its motorcycle manufacturing operations. The Company expects that the percentage of revenues attributable to its manufacturing operations will rise in future periods. The following are the risks which the Company believes to be most significant with respect to its manufacturing operations:

         LIMITED EXPERIENCE WITH MANUFACTURING OPERATIONS. The Company entered the motorcycle manufacturing business in 1997 through its acquisition of the assets which now comprise the Company's Ultra Cycles Division. Previously, the Company's operations had involved only the operation of retail stores selling used motorcycles and motorcycle parts and accessories. The Company's direct experience with motorcycle manufacturing is therefore limited.

         DEMAND FOR THE COMPANY'S PRODUCTS. The Company's ability to sell the motorcycles which it manufactures depends on sustained demand for the Company's products. The Company manufactures heavyweight cruiser motorcycles. The overall market for heavyweight cruisers has grown by approximately 12% per year since 1996. The base retail price of one of the Company's heavyweight cruisers ranges from approximately $16,000 to $26,000. Motorcycles within this price range are luxury goods and are therefore more susceptible to changes in popular fashion and changes in economic conditions than lower priced motorcycles. Any reduction in overall demand for heavyweight cruiser motorcycles may require the Company to increase its share of the market in order to sustain or increase sales. The Company believes that, within the heavyweight cruiser market, it can provide superior styling and performance at a competitive price. However, the

Company cannot ensure that demand for its products will be sufficient to enable the Company to protect or increase its market share.

         DEPENDENCE ON DEALER NETWORK. Motorcycles manufactured by the Company are sold through the Company's six owned Bikers Dream Superstores, approximately 45 independently owned Bikers Dream Superstores and approximately 50 independent Ultra Cycles dealers. Approximately 75% of the motorcycles sold by the Company during the nine months ended September 30, 1998 were sold through the independent dealer network. Dealers may not be able to maintain or increase this level of sales of the Company's products. The Company believes that it will need to continue to expand its independent dealer network in order to increase sales, but may not be able to do so successfully.

         COMPETITION. The market in which the Company competes is highly competitive. The Company competes primarily based on product performance and style, pricing, service and warranties. Harley-Davidson is by far the largest seller of heavyweight cruisers. According to Harley-Davidson's 1997 Form 10-K, it controls approximately 49% of the heavyweight market. The Company seeks to avoid direct competition with Harley-Davidson by operating within a specialized niche of the heavyweight market. Within this niche, the Company offers several models not offered by Harley-Davidson and also offers enhanced customization and higher performance. The Company's main competitors within this niche are Titan Motorcycles, Big Dog Motorcycles and CMC (California Motorcycle Corp.). There can be no assurance that these competitors will not expand their manufacturing operations or that other motorcycle manufacturers will not enter this market.

UNCERTAINTIES ASSOCIATED WITH THE COMPANY'S RETAIL STORE OPERATIONS

         DEMAND FOR THE COMPANY'S PRODUCTS. The Company depends on the continued popularity of motorcycles and motorcycle related products to maintain sales volume. Without sufficient sales volume, the Company's stores will lose the benefit of economies of scale associated with the superstore concept.

         COMPETITION. Company owned Superstores must compete with thousands of motorcycle retail outlets throughout the United States which provide aftermarket parts, services and accessories. Most of these competitors are small, privately owned businesses. Competition could increase if current competitors of the Company expand their retail facilities and operations or new competitors with substantial capital and other resources enter the retail market.

NEED FOR ADDITIONAL CAPITAL

         Typically, the Company incurs manufacturing costs one to two months before it receives payment for the finished product. As the Company expands its operations, internally generated cash is not sufficient to meet the Company's working capital needs, and the Company must obtain outside funding sources to meet its liquidity and working capital needs. Thus, in October 1998, the Company received a $300,000 bridge loan from Meyer, Duffy & Associates, an affiliate of the Company, in order to provide for its short-term working capital needs, and in February 1999, the Company completed an offering of $1.5 million in newly issued Series D Preferred Stock. The investors in the Series D Preferred Stock offering have committed to purchase an additional $500,000 of Series D Preferred Stock upon approval by the Company's shareholders of the issuance of such additional Series D Preferred Stock. The same investors have also committed to purchase an additional $1 million in Series D Preferred Stock following the later to occur of shareholder approval or the effectiveness of this Registration Statement.

         Although the Company believes it can, at its current level of operations, adequately service its existing indebtedness and meet its working capital needs by using available internal cash, the Company will require outside sources of capital in addition to the proceeds from the sale of Series D Preferred Stock to continue to expand its manufacturing operations. The Company is currently negotiating an inventory and receivables based line of credit of up to $10 million. The Company believes that such a credit facility, combined with the proceeds of Series D Preferred Stock offerings, would provide the Company with sufficient working capital for approximately six months. However, if the Company does not obtain such a credit facility, the Company will be unable to meet its expansion goals unless it obtains other debt or equity financing on acceptable terms.

         Any additional equity financing that the Company obtains may be dilutive to shareholders, and any additional debt financing may impose substantial restrictions on the Company's ability to operate and raise additional funds. The Board of Directors will determine the terms of any financing at the appropriate time based upon management's good faith evaluation of the best interests of the Company and its shareholders. There can be no assurance that additional capital will be available or that, if available, such capital will be made available on satisfactory terms.

DEPENDENCE ON MANAGEMENT

         The Company depends highly on the services of Herm Rosenman, its Chief Executive Officer. The Company has entered into an employment agreement with Mr. Rosenman which expires in 2001, but has not obtained key man insurance for Mr. Rosenman. The loss of Mr. Rosenman could have a material adverse effect on the Company and its results of operations.

FUTURE DILUTION

         Significant dilution may occur if the Company issues additional shares of Common Stock underlying outstanding shares of Preferred Stock, warrants and options, as described below:

         CONVERSION OF OUTSTANDING PREFERRED STOCK. As of February 8, 1999, the Company had one share of Series A Preferred Stock, 702,194 shares of Series B Preferred Stock, and 1,545 shares of Series D Preferred Stock outstanding. No shares of Series C Preferred Stock are currently outstanding.

               Series A Preferred Stock. The outstanding share of Series A Preferred Stock is convertible into Common Stock pursuant to a formula. The number of shares of Common Stock issuable upon conversion is equal to $175,000 divided by the Conversion Price. The Conversion Price is equal to 75% of the greater of (i) the average closing bid price of the Common Stock for the last ten trading days before the notice to convert, or (ii) the closing bid price of the Common Stock on the last trading day before the notice to convert. However, the Conversion Price may not be less than $1.50 per share or greater than $2.50 per share. As of February 8, 1999, the Conversion Price was $2.50 per share, and the outstanding share of Series A Common Stock was convertible at that date into 70,000 shares of the Company's Common Stock.

               Series B Preferred Stock. Each outstanding share of Series B Preferred Stock is convertible into one-fifth of one share of Common Stock. As of February 8, 1999, the 702,194 outstanding shares of Series B Preferred Stock were convertible into 140,439 shares of Common Stock.

               Series D Preferred Stock. The outstanding shares of Series D Preferred Stock are convertible into Common Stock pursuant to a formula. Each share of Series D Preferred Stock has a Stated Value of $1,000. The number of shares of Common Stock issuable upon the conversion of one share of Series D Preferred Stock is calculated by adding $1,000 to the amount of accrued and unpaid dividends on such share and dividing the resulting sum by the Conversion Price. The Conversion Price is equal to the lesser of (i) 110% of the closing bid price of the Common Stock on the last trading day before the date of issuance of the share of Series D Preferred Stock being converted, or (ii) 90% of the average of the four lowest closing bid prices of the Common Stock during the last 22 trading days before the date of conversion.

         The 1,545 shares of Series D Preferred Stock currently outstanding may not be converted until April 7, 1999. The exact number of shares of Common Stock into which currently outstanding Series D Preferred Stock may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of the Company's Common Stock. Decreases in the trading price of the Company's Common Stock are likely to result in increases in the number of shares of Common Stock issuable upon conversion. However, prior to the receipt of shareholder approval, the maximum number of shares issuable upon conversion will not exceed 1,027,996 (i.e., 19.9% of the Company's outstanding Common Stock as of the date the Series D Preferred Stock was issued).

         OUTSTANDING WARRANTS AND OPTIONS. As of February 8, 1999, 1,261,750 previously issued warrants were outstanding at an average exercise price of $4.66. As of February 8, 1999, 983,907 options were outstanding at prices ranging from $3.00 to $7.50, with an average exercise price of $3.75, and 501,857 of the options were fully vested.

POTENTIAL REDEMPTION OBLIGATION FOR SERIES D PREFERRED STOCK

         The Company is required to redeem Series D Preferred Stock after an Event of Default, as defined in the Series D Preferred Stock Certificate of Determination. Events of Default include, among other things:

        -       Failure of the Company to pay dividends when required;

        - Material breaches of the Company's agreements with purchasers of Series D Preferred Stock, including failure to register the Common Stock issuable upon conversion of Series D Preferred Stock and failure to maintain the effectiveness of any such registration;

        -       Failure to maintain a Nasdaq listing for the Company's Common
                Stock;

        - Failure to deliver Common Stock certificates in a timely fashion after the conversion of Series D Preferred Stock; and

        - Failure to obtain shareholder approval for the issuance of Series D Preferred Stock and underlying common shares by September 30, 1999.

         With respect to the last item listed above, the rules of the Nasdaq Stock Market limit the number of shares of common stock which the Company can issue without shareholder approval.

Under these rules, without shareholder approval common shares cannot be issued upon the conversion of Series D Preferred Stock in an amount exceeding 19.9% of the number of common shares outstanding at the time the Series D Preferred Stock was issued. At the time the Series D Preferred Stock was issued, the Company had 5,165,810 shares of Common Stock outstanding, thereby enabling the Company to issue up to 1,027,996 shares of Common Stock without prior shareholder approval.

         Given the formula used for the conversion of Series D Preferred Stock, the number of shares issuable upon the conversion of all currently outstanding Series D Preferred Stock will not exceed 1,027,996 as long as the trading price of the Company's Common Stock is $1.68 or greater. If the trading price of the Common Stock falls below $1.68, then the holders of Series D Preferred Stock will have the right to redeem any shares of Series D Preferred Stock which cannot be converted without violating the 19.9% limitation. Consequently, significant downward fluctuations of the Company's stock price could also create an obligation on the part of the Company to redeem shares of outstanding Series D Preferred Stock, which could have a material adverse effect on the Company's business and financial condition.

         It is unlikely that the Company will have sufficient cash to be able to redeem Series D Preferred Stock if required to do so. As a result, the occurrence of an Event of Default could materially impair the Company's ability to continue to operate its business.

VOLATILITY OF STOCK PRICE

         The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. The Company believes that a number of factors can cause the price of the Company's Common Stock to fluctuate, perhaps substantially. These factors include, among others:

        - Announcements of financial results and other developments relating to the Company's business;

        -       Changes in the general state of the economy; and

        - Changes in market analyst estimates and recommendations for the Company's Common Stock

As an example, in late December 1998 the Company's stock price and trading volume fluctuated significantly following announcement of the Company's plans to engage in Internet related commerce.

         Significant downward fluctuations of the Company's stock price may substantially increase the number of shares of Common Stock issuable upon conversion of outstanding Preferred Stock.

SEASONALITY AND FLUCTUATION OF QUARTERLY RESULTS

         The Company's results of operations vary from quarter to quarter because of seasonal factors. The Company generally expects its sales to be higher during the second and third quarters and lower during the first and fourth quarters because consumers are more likely to purchase and use the Company's products during periods of good weather.

REGULATION

         The Company's operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. Federal and state authorities have various environmental control requirements relating to air and noise pollution which affect the business and operations of the Company. The Company's motorcycles are subject to certification by the U.S. Environmental Protection Agency for compliance with applicable emissions and noise standards and by the state of California Air Resources Board with respect to more stringent emissions standards. The Company's motorcycle products must also comply with the National Highway Traffic Safety Administration's standards. Management believes that the Company holds all required licenses and permits and is in compliance with all applicable federal, state and local laws and regulations.

NO DIVIDENDS

         The Company has not paid any dividends on its Common Stock and does not expect to pay any dividends in the foreseeable future.

POSSIBLE ISSUANCE OF ADDITIONAL PREFERRED STOCK; ANTI-TAKEOVER EFFECTS

         As of the date of this Prospectus, the Company has 703,740 shares of Preferred Stock outstanding. The Company's Articles of Incorporation permit the Board of Directors to designate the terms of, and issue, up to 9,296,260 additional shares of Preferred Stock without further shareholder approval. The issuance of additional shares of Preferred Stock could adversely affect the rights of holders of Common Stock by, among other things, establishing preferential dividends, liquidation rights and voting power. In addition, the issuance of Preferred Stock might render more difficult, and therefore discourage, an unsolicited takeover proposal such as a tender offer, proxy contest or removal of incumbent management, even if such actions would be in the best interest of the Company's shareholders.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements which can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans" and "proposes." The statements in the "Risk Factors" section of this Prospectus are cautionary statements which identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements in this Prospectus are expressly qualified in their entirety by the cautionary statements in the "Risk Factors" section and other sections of this Prospectus.

                         RESALES BY SELLING SHAREHOLDERS

         The Selling Shareholders are offering hereby a total of 3,330,601 shares of the Company's Common Stock. The following table sets forth as of the date of this Prospectus, the name of each of the Selling Shareholders, the number of shares of Common Stock that each such Selling Shareholder beneficially owns as of February 11, 1999, the number of shares of Common Stock beneficially owned by each Selling Shareholder that may be offered for sale from time to time by this Prospectus and the number of shares and percentage of Common Stock to be held by each such Selling Shareholder assuming the sale of all the Common Stock offered hereby.

         Except as indicated, none of the Selling Shareholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.


                                         SECURITIES                                                 SECURITIES
           NAME OF                      BENEFICIALLY                   SECURITIES                  BENEFICIALLY
           SELLING                     OWNED PRIOR TO                   OFFERED                     OWNED AFTER
         SHAREHOLDER                    OFFERING(1)                     FOR SALE                   OFFERING(2)
        -------------                 ----------------                 ----------                  ------------
Bulldog Capital Partners                   470,168                    398,834(3)                         0
Polaris Prime Directional Hedge             54,387                     54,387(4)                         0
MD Strategic L.P.                          850,918                    609,040(5)                         0
MDV IV L.P.                                164,010                    164,010(6)                         0
Peter Tapinis                                9,501                      9,501(7)                         0
Mary Whalen                                 62,005                     62,005(8)                         0
Tom Scarola                                  9,501                      9,501(9)                         0
David Whalen                                12,001                     12,001(10)                        0
Michael Whalen                              12,001                     12,001(11)                        0
Michael Petrycki                            19,002                     19,002(12)                        0
Castle Rock Partners                        38,004                     38,004(13)                        0
Greg Brundage                                8,849                      8,849(14)                        0
William James Bell 1993 Trust               47,505                     47,505(15)                        0
Craig McNab                                 38,004                     38,004(16)                        0
MNDA Partners                               28,503                     28,503(17)                        0
Cruttenden Family, L.P.                     37,787                     37,787(18)                        0
Robert London                              113,361                    113,361(19)                        0
Jack Baker                                  10,000                     10,000(20)                        0
Steve Balog                                  5,000                      5,000(21)                        0
John Bay                                     5,000                      5,000(22)                        0
Dennis Cameroon                              2,000                      2,000(23)                        0
Fred Frankle                                 1,000                      1,000(24)                        0
Fred Friedman                               20,000                     20,000(25)                        0

                                         SECURITIES                                                 SECURITIES
           NAME OF                      BENEFICIALLY                   SECURITIES                  BENEFICIALLY
           SELLING                     OWNED PRIOR TO                   OFFERED                     OWNED AFTER
         SHAREHOLDER                    OFFERING(1)                     FOR SALE                   OFFERING(2)
        -------------                 ----------------                 ----------                  ------------
Impley Investments                          2,500                       2,500(26)                        0
Gavin Kleinknecht                           1,500                       1,500(27)                        0
Keir Kleinknecht                            1,500                       1,500(28)                        0
Peter Kleinknecht                           1,000                       1,000(29)                        0
Sabrina Kleinknecht                         1,500                       1,500(30)                        0
Robert Lavinia                              5,000                       5,000(31)                        0
Len Lichter                                10,000                      10,000(32)                        0
ADMN Associates                           103,000                     103,000(33)                        0
Meyer Duffy Ventures III                   20,000                      20,000(34)                        0
Boyce Wells Meyer Trust                     7,500                       7,500(35)                        0
Ralph Rabman                                1,000                       1,000                            0
Crossan Seibolt                             2,500                       2,500(36)                        0
Stanton Weissenborn                         5,000                       5,000(37)                        0
Leigh Welles                                  500                         500(38)                        0
Keith Zobrist                               2,500                       2,500(39)                        0
Alexander Garrin                              833                         833(40)                        0
Kristoffer Garrin                             833                         833(41)                        0
Nicholas Garrin                               833                         833(42)                        0
Tandem Capital                            457,500                     457,500                            0
Austost Anstalt Schaan                    323,050                     323,050(43)                        0
Tusk Investments, Inc.                    323,050                     323,050(43)                        0
Nesher, Inc.                               46,150                      46,150(43)                        0
Amro International, S.A.                  184,600                     184,600(43)                        0
Guarantee & Finance, Corp.                 46,150                      46,150(43)                        0
Settondown Capital                         51,640                      51,640(43)                        0
International, Ltd.
Collinsville Holdings Ltd.                 25,667                      25,667                            0

(1) Based upon 5,165,810 shares of Common Stock outstanding as of February 11, 1999. Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule l3d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)     Assumes the sale of all shares of Common Stock offered hereby.

(3) Includes 55,000 shares of Common Stock issuable upon the exercise of Series F Warrants

(4) Includes 7,500 shares of Common Stock issuable upon the exercise of Series F Warrants

(5) MD Strategic L.P. is an investment partnership of which Mr. Donald J. Duffy, a director of the Company, is one of two general partners. Shares beneficially owned by MD Strategic L.P. include 160,000 shares of Common Stock issuable upon the exercise of Series F Warrants and 53,000 shares of Common Stock issuable upon the exercise of Series E Warrants

(6) MDV IV L.P. is an investment partnership of which Mr. Donald J. Duffy, a director of the Company, is one of two general partners. Shares beneficially owned by MDV IV L.P. include 15,000 shares of Common Stock issuable upon the exercise of Series F Warrants

(7) Includes 1,250 shares of Common Stock issuable upon the exercise of Series F Warrants

(8) Includes 7,500 shares of Common Stock issuable upon the exercise of Series F Warrants and 5,000 shares of Common Stock issuable upon exercise of Series E Warrants

(9) Includes 1,250 shares of Common Stock issuable upon the exercise of Series F Warrants

(10) Includes 1,250 shares of Common Stock issuable upon the exercise of Series F Warrants, and 21,500 shares of Common Stock issuable upon the exercise of Series E Warrants

(11) Includes 1,250 shares of Common Stock issuable upon the exercise of Series F Warrants and 2,500 shares of Common Stock issuable upon the exercise of Series E Warrants

(12) Includes 2,500 shares of Common Stock issuable upon the exercise of Series F Warrants

(13) Includes 5,000 shares of Common Stock issuable upon the exercise of Series F Warrants

(14) Includes 1,250 shares of Common Stock issuable upon the exercise of Series F Warrants

(15) Includes 6,250 shares of Common Stock issuable upon the exercise of Series F Warrants

(16) Includes 5,000 shares of Common Stock issuable upon the exercise of Series F Warrants

(17) Includes 3,750 shares of Common Stock issuable upon the exercise of Series F Warrants

(18) Includes 5,000 shares of Common Stock issuable upon the exercise of Series F Warrants

(19) Includes 15,000 shares of Common Stock issuable upon the exercise of Series F Warrants

(20) Includes 10,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(21) Includes 5,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(22) Includes 5,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(23) Includes 2,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(24) Includes 1,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(25) Includes 20,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(26) Includes 2,500 shares of Common Stock issuable upon the exercise of the Series E Warrants

(27) Includes 1,500 shares of Common Stock issuable upon the exercise of the Series E Warrants

(28) Includes 1,500 shares of Common Stock issuable upon the exercise of the Series E Warrants

(29) Includes 1,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(30) Includes 1,500 shares of Common Stock issuable upon the exercise of the Series E Warrants

(31) Includes 5,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(32) Includes 10,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(33) Includes 103,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(34) Meyer Duffy Ventures III is an investment partnership of which Mr. Donald J. Duffy, a director of the Company, is one of two general partners. Shares beneficially owned by Meyer Duffy Ventures III include 20,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(35) Includes 7,500 shares of Common Stock issuable upon the exercise of the Series E Warrants

(36) Includes 2,500 shares of Common Stock issuable upon the exercise of the Series E Warrants

(37) Includes 5,000 shares of Common Stock issuable upon the exercise of the Series E Warrants

(38) Includes 500 shares of Common Stock issuable upon the exercise of the Series E Warrants

(39) Includes 2,500 shares of Common Stock issuable upon the exercise of the Series E Warrants

(40) Includes 833 shares of Common Stock issuable upon the exercise of the Series E Warrants

(41) Includes 833 shares of Common Stock issuable upon the exercise of the Series E Warrants

(42) Includes 833 shares of Common Stock issuable upon the exercise of the Series E Warrants

(43) Includes the following shares of Common Stock issuable upon the conversion of Series D Preferred Stock: Austost Anstalt Schaan (310,
        800); Tusk Investments, Inc. (310,800); Nesher, Inc. (44,400); Amro International, S.A. (177,600); Guarantee & Finance Corp. (44,400); and Settendown Capital International, Ltd. (26,640). Includes the following shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants issued in conjunction with Series D Preferred Stock:
        Austost Anstalt Schaan (12,250); Tusk Investments, Inc. (12,250); Nesher, Inc. (1,750); Amro International, S.A. (7,000); Guarantee & Finance Corp. (1,750); and Settendown Capital International, Ltd. (25,000). The number of shares of Common Stock shown as beneficially owned prior to the offering by the Selling Shareholders holding Series D Preferred Stock represents an estimate of the number of shares of Common Stock to be offered by such Selling Shareholders. The actual number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The number of shares of Series D Preferred Stock set forth in the table as issuable to these Selling Shareholders represents 200% of the shares issuable to such Selling Shareholders assuming conversion, as of February 4, 1999, of all shares of Series D Preferred Stock calculated using an initial assumed conversion price of $4.125 (which is 110% of the average closing bid price for the trading day immediately preceding the date of issuance of the shares of Series D Preferred Stock). The actual number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall equal the sum of (A) the stated value of $1,000 per share (as adjusted for any stock dividends, combinations or splits with respect to such share) and (B) accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The Conversion Price shall be equal to the lesser of: (i) 110% of the average Closing Bid Price of the Company's Common Stock for the trading day immediately preceding the date of the issuance of the shares of Series D Preferred Stock; or (ii) at 90% of the average of the four lowest Closing Bid Prices for the 22 trading days immediately preceding the conversion of the respective shares of Series D Preferred Stock. The Closing Bid Price shall mean the closing bid price of the Company's Common Stock as reported by Nasdaq or the principal exchange or market where traded. Such number of shares issuable upon conversion of the Series D Preferred Stock may be less than or greater than the number of shares shown as beneficially owned by the Selling Shareholders or otherwise covered by this Prospectus.

                              PLAN OF DISTRIBUTION

         The shares being offered hereby will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any of the proceeds from the sale of the shares pursuant to this Prospectus. The Company has agreed to bear the expenses of the registration of the shares, including legal and accounting fees (other than fees of counsel, if any, retained individually by the Selling Shareholders and any discounts or commissions payable with respect to sales of the shares.

         The Selling Shareholders may offer and sell the Shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed underwriting compensation under the Securities Act.

         The Company has agreed to indemnify certain of the Selling Shareholders against liabilities they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that such Selling Shareholders may incur under the Securities Act. No such indemnification must be given by the Company if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Shareholder for use in the Registration Statement.

         The Company has advised the Selling Shareholders of (i) the requirement for delivery of this Prospectus in connection with any sale of the shares, and
(ii) the relevant cooling off period specified by Regulation M and restrictions upon the Selling Shareholders' bidding for or purchasing securities of the Company during the distribution of shares.

TRANSFER AGENT

         The transfer agent for the Company's Common Stock is American Securities Transfer, Incorporated, 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for the Company by Miller & Holguin, attorneys at law, Los Angeles, California.

                                     EXPERTS

         The consolidated financial statements of the Company contained in the Annual Report on Form 10-KSB/A of the Company for the year ended December 31, 1997 and incorporated in this Prospectus by reference, have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the Selling Shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by the Company. See "Plan of Distribution."

         SEC registration fee....................................    $   3,370.90
                                                                     ------------
         Printing expenses.......................................       10,000.00
                                                                     ------------
         Accounting fees and expenses............................               0
                                                                     ------------
         Legal fees and expenses.................................       10,000.00
                                                                     ------------
         Miscellaneous...........................................        5,000.00
                                                                     ------------

                 Total...........................................    $  28,370.90
                                                                     ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The liability of the Registrant's officers and directors is or may be affected in such capacity by the following:

         Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Amended and Restated Articles of Incorporation of the Registrant authorize the Registrant to provide indemnification of its officers, directors and agents for breach of duty to the Registrant and its shareholders through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by California law, subject to certain limitations.

         The Registrant's Bylaws provide for the indemnification of its officers and directors to the fullest extent permitted by law. In addition, the Registrant currently maintains directors' and officers' liability insurance and has entered into indemnification agreements with its directors and certain of its officers.

         In addition, as permitted by Section 204(a)(10) of the California General Corporation Law, the Amended and Restated Articles of Incorporation of the Registrant provide that the liability of a director of the Registrant for monetary damages shall be eliminated to the fullest extent permissible under California law. However, as provided by California law, such limitation of liability will not act to limit the liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) any improper transactions between a director and the Registrant in which the director has a material financial interest or (vii) any unlawful distributions to the shareholders of the Registrant or any unlawful loan of money or property to, or a guarantee of the obligation of, any director of officer of the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

        4.1     Articles of Incorporation, as amended(1)

        4.2     Certificate of Amendment of Articles of Incorporation dated June
                21, 1996(2)

        4.3     Certificate of Correction of Certificate of Amendment of
                Articles of Incorporation dated July 25, 1997(3)

        4.4     Certificate of Determination of Series B Convertible Preferred
                Stock(4)

        4.5     Certificate of Determination of Series C Preferred Stock(5)

        4.6     Certificate of Determination of Series D Preferred Stock

        4.7     Bylaws of the Company(6)

        4.9     Form of Series D Preferred Stock Subscription Agreement;

        5.1 Form of Opinion of Miller & Holguin as to the legality of the securities being registered (final signed opinion to be filed by amendment)

        23.1    Consent of Singer Lewak Greenbaum & Goldstein LLP

        23.2 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1)

---------

(1) Previously filed as an exhibit to the Company's registration statement on Form SB-2 (No. 33-92294) filed with the Commission on May 31, 1995

(2) Previously filed as an exhibit to the Company's Form 10-KSB report filed with the commission on April 15, 1997

(3) Previously filed as an exhibit to the Company's Form 10-QSB report filed with the Commission on November 14, 1997

(4) Previously filed as an exhibit to the Company's Form 10-QSB report filed with the Commission on November 14, 1997

(5) Previously filed as an exhibit to the Company's Form 10-QSB report filed with the Commission on May 15, 1998

(6) Previously filed as an exhibit to the Company's registration statement on Form SB-2 (No. 33-92294) filed with the Commission on May 31, 1995

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes that it will:

                  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on February 11, 1999.

                                   BIKERS DREAM, INC.
                                   Registrant

                                   By:   /s/ Herm Rosenman
                                         ---------------------------------------
                                         Herm Rosenman
                                         Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           NAME                                         TITLE                                    DATE
/s/ Herm Rosenman                              Chief Executive Officer                    February 11, 1999
------------------------------------                 and Director
Herm Rosenman                               (Principal Executive Officer)

/s/ Donald J. Duffy                                    Director                           February 11, 1999
------------------------------------
Donald J. Duffy

/s/ Humbert Powell III                                 Director                           February 11, 1999
------------------------------------
Humbert Powell III

/s/ John Russell                                       Director                           February 11, 1999
------------------------------------
John Russell

/s/ Bruce A. Scott                                     Director                           February 11, 1999
------------------------------------
Bruce A. Scott

/s/ Anne Todd                                         Controller                          February 11, 1999
------------------------------------           (Principal Financial and
Anne Todd                                         Accounting Officer)

                                 EXHIBITS INDEX



    EXHIBIT NO.                        TITLE OF DOCUMENT
    -----------                        -----------------

        4.1          Articles of Incorporation, as amended(1)

        4.2 Certificate of Amendment of Articles of Incorporation dated June 21, 1996(2)

        4.3          Certificate of Correction of Certificate of Amendment of
                     Articles of Incorporation dated July 25, 1997(3)

        4.4          Certificate of Determination of Series B Convertible Preferred
                     Stock(4)

        4.5          Certificate of Determination of Series C Preferred Stock(5)

        4.6          Certificate of Determination of Series D Preferred Stock

        4.7          Bylaws of the Company(6)

        4.9          Form of Series D Preferred Stock Subscription Agreement

        5.1 Form of Opinion of Miller & Holguin as to the legality of the securities being registered (final signed opinion to be filed by amendment)

       23.1          Consent of Singer Lewak Greenbaum & Goldstein LLP

       23.2 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1)

----------

(1) Previously filed as an exhibit to the Company's registration statement on Form SB-2 (No. 33-92294) filed with the Commission on May 31, 1995

(2) Previously filed as an exhibit to the Company's Form 10-KSB report filed with the Commission on April 15, 1997

(3) Previously filed as an exhibit to the Company's Form 10-QSB report filed with the Commission on November 14, 1997

(4) Previously filed as an exhibit to the Company's Form 10-QSB report filed with the Commission on November 14, 1997

(5) Previously filed as an exhibit to the Company's Form 10-QSB report filed with the Commission on May 15, 1998

(6) Previously filed as an exhibit to the Company's registration statement on Form SB-2 (No. 33-92294) filed with the Commission on May 31, 1995